CONTACT:	Daniel T. Hendrix
Chairman and Chief Executive Officer
Patrick C. Lynch
Senior Vice President and Chief Financial Officer
(770) 437-6800

Bruce Brooks, Interface, Inc.
(404) 543-3530, bruce.brooks@interface.com

FOR IMMEDIATE RELEASE

INTERFACE REPORTS THIRD QUARTER 2015 RESULTS
-- Sales in Local Currencies Increased 9.7% Year-Over-Year --
-- Gross Margin Expanded to 38.5% --
-- EPS of $0.31 Versus Adjusted EPS of $0.13 in Prior Year Period --

ATLANTA, Georgia, October 28, 2015 – Interface, Inc. (Nasdaq: TILE), a worldwide carpet tile company and global leader in sustainability, today announced results for the third quarter ended October 4, 2015.

"We posted solid results in the third quarter across each of our operating divisions, although currency fluctuation continued to mask much of the underlying strength of our top line and profitability," said Daniel T. Hendrix, Chairman and Chief Executive Officer of the Company.  "Sales in local currencies continued to climb in each of our primary geographic regions, with very strong results in Europe, an acceleration of our growth in Australia, and a continuation of the corporate office market rebound in the U.S.  Gross margin improved dramatically versus the third quarter last year, and was a slight improvement sequentially versus what we've been seeing over the past few quarters this year.  Even after the negative currency impact, operating margin was an outstanding 12.3%, an improvement of 450 basis points versus the adjusted operating income in the third quarter last year."

THIRD QUARTER 2015 FINANCIAL SUMMARY & HIGHLIGHTS

Sales:  With foreign currency held neutral, sales in the 2015 third quarter increased 9.7% to $276.6 million, versus $252.2 million in the third quarter last year.  As reported in U.S. dollars, sales for the third quarter of 2015 were up 1.0% to $254.7 million.
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Third quarter sales in our Americas business increased 7% on a currency neutral basis compared with the prior year period, led by the continued rebound of the corporate office market (up 10%), alongside a modest decline in non-office segments (down 2% in the aggregate).  Within the non-office segments, hospitality sales grew 21%, offset by declines in education (down 7%) and government (down 8%) sales, with all other segments about even.  FLOR sales continued to climb, up 2.6% versus the third quarter last year primarily due to improvements in web sales.  Currency fluctuations, mostly due to the declining Canadian dollar, negatively impacted 2015 third quarter sales in the Americas by approximately $4.0 million, resulting in a year-over-year gain of 4% as reported in U.S. dollars.

•
In local currency, our Europe business once again posted the highest growth rate, with sales up 19.6%, mainly due to continued strength in the U.K., Ireland and Germany as well as the beginning of a recovery in Southern Europe.  The increase in local currency was driven almost equally by the corporate office market (up 20%) and non-office segments (up 19% in the aggregate).  The Europe division also suffered the effects of currency fluctuation, with a $12.6 million negative impact on 2015 third quarter sales, resulting in essentially even sales year-over-year in U.S. dollars.

•
Sales in the Asia-Pacific business in the third quarter of 2015 were up 4.7% in local currency compared with the prior year period, led mainly by 20% growth in Australia, partially offset by a 9% decline in China.  In U.S. dollars, our Asia-Pacific sales in the third quarter of 2015 were down 8.9%, mostly due to a $5.4 million negative currency impact in Australia.

Operating Income:  Third quarter 2015 operating income increased to $31.3 million, or 12.3% of sales, compared with $19.6 million, or 7.8% of sales, in the third quarter last year, excluding a previously announced pre-tax restructuring and asset impairment charge of $12.4 million in the prior year period.  Including the charge, operating income in the third quarter last year was $7.3 million, or 2.9% of sales.  Currency fluctuation negatively impacted 2015 third quarter operating income by $2.0 million.  Gross profit margin was 38.5% in the third quarter of 2015, up 540 basis points compared with 33.1% in the prior year period.  SG&A expenses were $66.7 million, or 26.2% of sales, in the third quarter of 2015, versus $64.0 million, or 25.4% of sales, in the third quarter of 2014.  The year-over-year SG&A percentage increase was due to higher incentives as a result of the improved performance levels in the current period.

Net Income:  Net income during the third quarter of 2015 increased to $20.1 million, or $0.31 per share, compared with net income of $8.3 million, or $0.13 per share, in the third quarter last year, excluding the aforementioned restructuring and asset impairment charge.  Including the charge, net loss in the third quarter last year was $0.4 million, or $0.01 per share.

Patrick C. Lynch, Senior Vice President and Chief Financial Officer, commented, "We generated strong free cash flow during the third quarter, allowing us to pay down $25 million in debt while still growing our overall cash balance.  We're also pleased with our improvement in gross margin, which is up over 500 basis points compared with the third quarter last year, mostly due to higher selling prices, improved product mix and lower raw material and labor costs.  As expected, currency headwinds continued during the quarter, negatively impacting our net sales and operating income by approximately $22 million and $2 million, respectively."

YEAR TO DATE 2015 FINANCIAL RESULTS

Sales:  For the first nine months of 2015, sales increased 3.2% to $755.2 million, compared with $731.8 million in the first nine months last year.  On a currency neutral basis, sales in the first nine months of 2015 were $819.3, up 12.0% compared with the first nine months of 2014.

Operating Income:  Operating income for the 2015 nine-month period was $85.9 million, or 11.4% of sales, versus $56.0 million, or 7.7% of sales, in the first nine months of 2014, excluding the restructuring and asset impairment charge in the prior year period.  With the charge included, operating income in the first nine months of last year was $43.6 million, or 6.0% of sales.  In the first nine months of 2015, currency fluctuations had a negative impact of approximately $6.9 million on operating income.

Net Income:  The Company reported net income of $54.2 million, or $0.82 per share, for the first nine months of 2015.  This compares with net income of $25.4 million, or $0.38 per share, in the first nine months of 2014, excluding the restructuring and asset impairment charge.  With the charge included, net income in the first nine months last year was $16.7 million, or $0.25 per share.

Mr. Hendrix concluded, "We're very pleased with the performance of our business, especially when viewed on a currency neutral basis.  We believe we're taking significant market share in our three largest markets of the U.S., the U.K. and Australia, and we've made substantial progress improving our manufacturing processes and efficiencies, which is reflected in our increased gross margin and bottom line.  Although order levels moderated during the third quarter, on a currency neutral basis they were essentially even versus the third quarter last year and are slightly positive in the first three weeks of the fourth quarter against a strong prior year comparable.  We expect currency headwinds to continue in the fourth quarter, but they should begin to ease in January as year-over-year currency comparisons stabilize.  Overall, we expect business conditions and our results to continue showing year-over-year improvement."

Webcast and Conference Call Information

The Company will host a conference call tomorrow morning, October 29, 2015, at 9:00 a.m. Eastern Time, to discuss its third quarter 2015 results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the conference call live over the Internet at the following address:
http://edge.media-server.com/m/p/795nhhhf/lan/en or through the Company's website at:
http://www.interfaceglobal.com/Investor-Relations.aspx. The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Interface, Inc. is the world's largest manufacturer of modular carpet, which it markets under the Interface and FLOR brands. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward‑looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading "Risk Factors" included in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2014, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings," "We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do," "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely," "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations," "The worldwide financial and credit crisis could have a material adverse effect on our business, financial condition and results of operations," "Concerns regarding the European sovereign debt crisis and market perceptions about the instability of the euro, the potential re-introduction of individual currencies within the Eurozone, or the potential dissolution of the euro entirely, could adversely affect our business, results of operations or financial condition," "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers," "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber could have a material adverse effect on us," "We have a significant amount of indebtedness, which could have important negative consequences to us," "The market price of our common stock has been volatile and the value of your investment may decline," "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets," and "Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock."  Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made.  The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW –

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/4/15	09/28/14	10/4/15	09/28/14

Net Sales	$254,686	$252,191	$755,227	$731,807
Cost of Sales	156,720	168,596	470,577	483,141
Gross Profit	97,966	83,595	284,650	248,666
Selling, General & Administrative Expenses	66,664	63,958	198,729	192,659
Restructuring and Asset Impairment Charge	--	12,386	--	12,386
Operating Income	31,302	7,251	85,921	43,621
Interest Expense	1,348	5,614	5,026	16,532
Other Expense (Income), Net	657	931	1,483	777
Income Before Taxes	29,297	706	79,412	26,312
Income Tax Expense	9,170	1,082	25,241	9,592
Net Income (Loss)	$20,127	$(376)	$54,171	$16,720

Earnings (Loss) Per Share – Basic	$0.31	$(0.01)	$0.82	$0.25

Earnings (Loss) Per Share – Diluted	$0.31	$(0.01)	$0.82	$0.25

Common Shares Outstanding – Basic	65,854	66,465	66,091	66,470
Common Shares Outstanding – Diluted	65,907	66,465	66,139	66,554

Orders from Continuing Operations	$242,000	$264,000	$778,000	$785,000

Consolidated Condensed Balance Sheets
(In thousands)	10/4/15	12/28/14
Assets
Cash	$73,732	$54,896
Accounts Receivable	132,748	157,093
Inventory	163,440	142,167
Other Current Assets	24,464	30,512
Total Current Assets	394,384	384,668
Property, Plant & Equipment	214,988	227,347
Other Assets	140,523	162,899
Total Assets	$749,895	$774,914

Liabilities
Accounts Payable	$49,003	$49,464
Accrued Liabilities	85,059	94,323
Current Portion of Long-Term Debt	10,000	--
Total Current Liabilities	144,062	143,787
Long-Term Debt	222,545	263,338
Other Long-Term Liabilities	56,283	61,150
Total Liabilities	422,890	468,275
Shareholders' Equity	327,005	306,639
Total Liabilities and Shareholders' Equity	$749,895	$774,914

Consolidated Condensed Statements of Cash Flows	Three Months Ended				Nine Months Ended
(In millions)	10/4/15		9/28/14		10/4/15		09/28/14

Net Income (Loss)		$20.1		$(0.4)		$54.2		$16.7
Depreciation and Amortization		7.7		6.8		23.2		20.1
Stock Compensation Amortization		1.8		0.3		10.9		3.0
Deferred Income Taxes and Other Non-Cash Items		6.1		1.5		15.4		1.7
Change in Working Capital
Accounts Receivable	2.7		5.0		17.9		(7.4)
Inventories	(1.6)		6.4		(28.7)		(15.5)
Prepaids and Other Current Assets	1.9		1.9		(0.4)		1.8
Accounts Payable and Accrued Expenses	3.1		12.5		0.2		14.4
Cash Provided by Operating Activities		41.8		34.0		92.7		34.8
Cash Provided by (Used in) Investing Activities		(11.2)		(10.4)		(23.8)		(34.1)
Cash Provided by (Used in) Financing Activities		(28.2)		(4.5)		(46.7)		(4.7)
Effect of Exchange Rate Changes on Cash		(0.4)		(0.7)		(3.3)		(0.5)
Net Increase (Decrease) in Cash		$2.0		$18.4		$18.9		$(4.5)

Reconciliation of Non-GAAP Performance Measures to
GAAP Performance Measures
(In millions, except per share amounts)

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Operating Income, Excluding Restructuring and Asset Impairment Charge	$19.6	$56.0
Restructuring and Asset Impairment Charge	12.4	12.4
Operating Income, As Reported	$7.3	$43.6

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Net Income, Excluding Restructuring and Asset Impairment Charge	$8.3	$25.4
Restructuring and Asset Impairment Charge (net of tax of $3.6 million)	8.7	8.7
Net Income (Loss), As Reported	$(0.4)	$16.7

	Three Months Ended	Nine Months Ended
	09/28/14	09/28/14
Earnings Per Share, Excluding Restructuring and Asset Impairment Charge	$0.13	$0.38
Restructuring and Asset Impairment Charge Per Share, After Tax	(0.13)	(0.13)
Earnings Per Share, As Reported	$(0.01)	$0.25

Three Months Ended 10/4/15
Net Sales with Foreign Currency Held Neutral	$276.6
Impact of changes in foreign currency	21.9
Net Sales As Reported	$254.7

Nine Months Ended 10/4/15
Net Sales with Foreign Currency Held Neutral	$819.3
Impact of changes in foreign currency	64.1
Net Sales As Reported	$755.2

Three Months Ended 10/4/15
Operating Income with Foreign Currency Held Neutral	$33.3
Impact of changes in foreign currency	2.0
Operating Income As Reported	$31.3

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company's business, may provide users of the Company's financial information with additional meaningful bases for comparing the Company's current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period.  However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States.  Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.

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